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                         [SCS/COMPUTE, INC. LETTERHEAD]

NEWS RELEASE

        Contact at The Thomson Corporation:     Nigel R. Harrison
                                                Executive Vice President
                                                (203) 328-9422

        Contact at SCS/Compute:                 Charles G. Wilson
                                                Executive Vice President
                                                (314) 432-7323

FOR IMMEDIATE RELEASE

                         THOMSON U.S. HOLDINGS INC. AND
                              SCS SUBSIDIARY, INC.
                           COMPLETE TENDER OFFER FOR
                               SCS/COMPUTE, INC.

        ST. LOUIS. January 26, 1996 -- Thomson U.S. Holdings Inc., an indirect wholly owned subsidiary of The Thomson Corporation of Toronto, Canada, announced today that it had completed its tender offer for shares of common stock, par value $.10 per share (the "Shares"), of SCS/Compute, Inc. (NASDAQ: SCOM).

        The tender offer expired as scheduled at 12:00 midnight, New York City time, on Thursday, January 25, 1996. Based on a preliminary count, 1,447,213 Shares, of which 58,202 were tendered pursuant to notices of guaranteed delivery, were tendered and accepted for payment, representing approximately 56.3% of the outstanding Shares of SCS/Compute, Inc. Thomson, through SCS Subsidiary, Inc., an indirect wholly owned subsidiary of Thomson, also has the right to purchase 1,082,570 Shares, representing approximately 42.1% of the outstanding Shares, pursuant to a Stock Purchase Agreement among Thomson U.S. Holdings Inc., SCS Subsidiary, Inc. and Robert W. Nolan, Sr., President and Chief Executive Officer of SCS/Compute, Inc., which together with the Shares purchased pursuant to the tender offer, constitutes approximately 98.4% of the outstanding Shares.

        SCS Subsidiary, Inc., established for this purpose, will merge with SCS/Compute, Inc. After the merger, Thomson will own 100% of SCS/Compute, Inc. Shares of SCS/Compute, Inc. which were not tendered into the offer will be cancelled and converted automatically into the right to receive $6.75 per share in cash.


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